Exhibit 21
Beacon Financial Corporation
Subsidiaries

Name	State or Other Jurisdiction of Incorporation or Organization
Beacon Financial Corporation	Delaware
Beacon Bank & Trust	Massachusetts
Acorn Insurance Agency	Rhode Island
Ajax Development LLC	Massachusetts
Beacon Comprehensive Services Corp.	New York
Berkshire Mortgage Servicing Company	Connecticut
BRI Community Investment Corp.	Rhode Island
BRI Investment Corp.	Rhode Island
BRI MSC Corp.	Massachusetts
BRI Realty Corp.	Rhode Island
Beacon Financial 1031 Exchange Services LLC	Massachusetts
Brookline Tax Credit Manager Inc	Massachusetts
Brookline Tax Credit Fund I, LP	Delaware
Brookline Tax Credit Fund II, LP	Delaware
CSB Service Corp.	Massachusetts
Eastern Funding LLC	New York
FCB New Jersey Investment Company	New Jersey
Novus Asset Management Inc.	Delaware
Firestone Financial, LLC	Massachusetts
First Choice Loan Services Inc.	New Jersey
First Ipswich Insurance Agency	Massachusetts
Hampden Investment Corporation II	Massachusetts
Legacy Insurance Services of the Berkshires, LLC	Delaware
Longwood Security Corp.	Massachusetts
Metro Commerce Real Estate, Inc.	Massachusetts
North Street Securities Corporation	Massachusetts
Old Spot Properties, LLC	New Jersey
PCSB Investment Services Corporation	New York
SI Realty Company, Inc.	Connecticut
UpCounty Realty Corp.	New York
Woodland Securities, Inc.	Massachusetts
Berkshire Hills Capital Trust I	Delaware
BRI Statutory Trust III	Connecticut
BRI Statutory Trust IV	Connecticut
Clarendon Private LLC	Massachusetts
North Street Insurance Services, Inc.	Massachusetts
SI Capital Trust II	Delaware